                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                         Pursuant To Section 13 or 15(D)
                     of the Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported): May 7, 2001

                              MERITAGE CORPORATION

               (Exact name of registrant as specified in charter)

   Maryland                                 1-9977            86-0611231
(State or Other Jurisdiction of           (Commission       (IRS Employer of
   Incorporation)                         File Number)      Identification No.)


                           6613 North Scottsdale Road
                                    Suite 200
                            Scottsdale, Arizona 85250
                    (Address of Principal Executive Offices)

       Registrant's telephone number, including area code: (877) 400-7888

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         REFERENCES TO "WE," "OUR" AND "US" IN THIS CURRENT REPORT ON FORM 8-K REFER TO MERITAGE CORPORATION AND ITS CONSOLIDATED SUBSIDIARIES.

         On May 7, 2001, we entered into a definitive agreement to acquire substantially all of the homebuilding and related assets of HC Builders, Inc. and Hancock Communities, L.L.C. (collectively, "Hancock"), subject to customary closing conditions. The estimated purchase price, based on Hancock's March 31, 2001 balance sheet, is approximately $67.8 million in cash payable at closing, the assumption of trade payables, accrued liabilities, customer deposits and a note, currently estimated to be $12.3 million in the aggregate, and an earn-out payable over three years. A copy of the Master Transaction Agreement, dated as of May 7, 2001, with exhibits, is filed as Exhibit 2.1 to this Current Report.

         We have proposed to raise $150 million in senior notes through a private placement to finance the acquisition and to repay some of our existing indebtedness. The unaudited pro forma combined financial data set forth in this Current Report assume that the debt offering will consist of notes in the original principal amount of $150 million, bearing interest at 9.5% per annum, and that we will use the proceeds as described above. However, any notes we actually issue may be on different terms. In addition, we cannot assure you that we will complete the debt offering. The notes have not been registered under the Securities Act of 1933 or any applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities.

                           FORWARD LOOKING STATEMENTS

         Certain of the matters discussed in this Current Report may constitute forward-looking statements. In general, forward-looking statements can be identified by use of words such as "expect," "believe," "estimate," "project," "forecast," "anticipate," "plan" and similar expressions. In this Current Report, forward-looking statements address such matters as, but are not limited to, our ability to consummate the Hancock acquisition and to complete our planned debt offering, our ability to enter the entry-level and affordable age-restricted adult communities markets through Hancock and at the times projected, anticipated benefits of the Hancock acquisition, including our ability to expand our demographic reach and product offerings, acquire additional revenue and cash flow streams and acquire and retain Hancock's management team, the anticipated purchase price of the Hancock acquisition, the terms of the notes we are offering to finance the Hancock acquisition and to repay some of our existing indebtedness, the accuracy of the assumptions and adjustments in the pro forma combined financial information included in this Current Report, as well as assumptions related to the foregoing. Forward-looking statements express expectations of future events. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Our past performance or past or present economic conditions in our housing markets are not indicative of future performance or conditions. Due to these inherent uncertainties, investors or potential investors in our securities

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are urged not to place undue reliance on forward-looking statements or on the financial statements or pro forma financial statements included herein. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements and that could affect our business generally (including our combined business with Hancock if the acquisition is consummated) include, but are not limited to, changes in national and local economic and other conditions, such as employment levels, availability of mortgage financing, interest rates, consumer confidence, and housing demand; risks inherent in homebuilding activities, including delays in construction schedules, cost overruns, changes in government regulation, increases in real estate taxes and other local fees; changes in costs or availability of land, materials, and labor; fluctuations in real estate values; the timing of home closings and land sales; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms; a relative lack of geographic diversification of our operations, especially when real estate analysts are predicting that new home sales in certain markets may slow during 2001; our inability to obtain sufficient capital on terms acceptable to us to fund our planned capital and other expenditures; changes in local, state and federal rules and regulations governing real estate development and homebuilding activities and environmental matters, including "no growth" or "slow growth" initiatives, building permit allocation ordinances and building moratoriums; expansion by us into new geographic or product markets in which we have little or no operating experience; our inability to identify acquisition candidates that will result in successful combinations; our failure to make acquisitions on terms acceptable to us, or to successfully integrate acquired operations, such as Hancock, into Meritage; and the loss of key employees of Meritage or any acquired companies, including Steven J. Hilton and John R. Landon; as well as those factors described in our Amended Report on Form 10-K for the year ended December 31, 2000 under the captions "Factors That May Affect Our Future Results and Financial Condition," "Special Note of Caution Regarding Forward-Looking Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in the notes to our financial statements.

         In addition, the Hancock acquisition and our issuance of the notes are subject to the following risks and uncertainties:

The integration of Hancock with our operations may present challenges.

         The integration of Hancock into our operations following the acquisition will involve a number of risks. In particular, the combined companies may experience attrition among management and personnel. The integration process could also disrupt the activities of our respective businesses. The combination of the two companies will require, among other things, coordination of management, administrative and other functions. Failure to overcome these challenges or any other problems encountered in connection with the acquisition of Hancock could cause our financial condition, results of operations and competitive position to decline.

We may not achieve the anticipated benefits from the acquisition.

         We believe that the acquisition will enhance our market position in Arizona and expand our housing offerings. Our integration plan for the Hancock acquisition assumes certain

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synergies and other benefits. We cannot assure you that unforeseen factors will not offset the intended benefits of the acquisition in whole or in part.

         Our substantial level of indebtedness could adversely affect our financial condition.

         We will have substantial indebtedness after our note offering if it is consummated. As of March 31, 2001, on a pro forma basis, we would have had $191.2 million of indebtedness. In addition, subject to restrictions in the indenture for the notes we are offering and our credit facilities, we may incur additional indebtedness. The high level of our indebtedness could have important consequences, including: limitations on our ability to obtain additional financing; the requirement that we use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other indebtedness; our operating with a higher level of indebtedness than some of our competitors, which may put us at a competitive disadvantage; and our increased vulnerability to economic downturns and adverse developments in our business.

         We expect to obtain the money to pay our expenses and to pay the principal and interest on the notes, our credit facilities and other debt from cash flow from our operations. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors referenced above. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the notes, sell assets or borrow more money. We cannot guarantee that we will be able to do so on terms acceptable to us, if at all. In addition, the terms of existing or future debt agreements, including our credit facilities and the indenture, may restrict us from pursuing any of these alternatives.

         The indenture for the notes we are offering and our credit facilities impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some corporate actions.

         The indenture for the notes will and our credit facilities do impose significant operating and financial restrictions on us. These restrictions will limit the ability of us and our subsidiaries, among other things, to: incur additional indebtedness or liens; pay dividends or make other distributions; repurchase our stock; make investments; sell assets; enter into agreements restricting our subsidiaries' ability to pay dividends; enter into transactions with affiliates; and consolidate, merge or sell all or substantially all of our assets.

         In addition, we will be required to maintain specified financial ratios. We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and, with respect to our existing credit facilities, proceed against any collateral securing that indebtedness.

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
                             THE HANCOCK ACQUISITION

HANCOCK'S BUSINESS

         Hancock designs, manufactures and markets a wide range of high-quality homes in the Phoenix, Arizona area with a focus on serving the entry-level and move-up single-family housing markets, and is currently developing affordable age-restricted adult communities. We anticipate that we will introduce affordable age-restricted adult communities, through Hancock, beginning in 2002.

         Although Hancock Communities was formed in 1997, Greg Hancock, its founder, has been active in the Phoenix, Arizona homebuilding market since the 1970's, both in owning his own companies and in working for other homebuilders, including a publicly-held homebuilder. Hancock's home closings grew rapidly from 153 homes in 1997 to 1,354 homes in 1999. In 2000, home closings totaled 1,143 homes. For the quarter ended March 31, 2001, home closings were 69 compared to 248 for the quarter ended March 31, 2000. Hancock's 1999 closings reflected rapid sales in the initial phases at certain of its subdivisions, particularly for its entry-level homes, which depleted lot inventories available for sale in 2000 and the beginning of 2001. At March 31, 2001, Hancock had 15 communities with 4,647 lots under its control on which homes could be built as compared to 1,049 lots at March 31, 2000. At March 31, 2001, backlog was 587 homes compared to 581 homes at March 31, 2000. Hancock's homes are low- to medium-priced, with base prices ranging from $72,000 to $324,000. For the twelve months ended December 31, 2000, Hancock had revenue and EBITDA of $183.7 million and $16.9 million, respectively. The revenue and EBITDA for Hancock declined in 2000 compared to 1999, we believe, as a result of insufficient lot inventory. For the quarter ended March 31, 2001, Hancock had revenue and EBITDA of $18.5 million and $1.4 million, respectively.


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



         The tables below contain operating and financial data for Hancock's homebuilding activities for the year ended December 31, 2000 and the three month period ended March 31, 2001.

                                                    Three Months
                                 Year Ended            Ended
                              December 31, 2000    March 31, 2001
                              -----------------    --------------
                                     (dollars in thousands)
HOME SALES REVENUE

Total
  Dollars                     $    183,651         $     18,480
  Homes closed ......                1,143                   69
  Average sales price         $      160.7         $      267.8

Move-up
  Dollars ...........         $    100,417         $     14,894
  Homes closed ......                  328                   46
  Average sales price         $      306.1         $      323.8

Entry-level
  Dollars ...........         $     83,234         $      3,586
  Homes closed ......                  815                   23
  Average sales price         $      102.1         $      155.9

SALES CONTRACTS

Total
  Dollars ...........         $    165,459         $     67,410
  Homes ordered .....                  967                  377
  Average sales price         $      171.1         $      178.8

Move-up
  Dollars ...........         $     91,537         $     35,645
  Homes ordered .....                  281                  113
  Average sales price         $      325.8         $      315.4

Entry-level
  Dollars ...........         $     73,922         $     31,765
  Homes ordered .....                  686                  264
  Average sales price         $      107.8         $      120.3

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

                            At December 31,       At March 31,
                                 2000                2001
                              -----------         -----------
NET SALES BACKLOG
Total
  Dollars ...........         $    53,247         $   102,177
  Homes in backlog ..                 279                 587
  Average sales price         $     190.8         $     174.1

Move-up
  Dollars ...........         $    33,125         $    53,876
  Homes in backlog ..                 103                 170
  Average sales price         $     321.6         $     316.9

Entry-level
  Dollars ...........         $    20,122         $    48,301
  Homes in backlog ..                 176                 417
  Average sales price         $     114.3         $     115.8

         The following table presents information regarding Hancock's land owned or land under contract or option by home type as of March 31, 2001:

                                                                                 Land Owned(1)
                                                                 -----------------------------------------
                                    Lots Under   Lots Held For                 Lots Under    Lots Held For
                      Finished     Development   Development     Finished    Development     Development
                        Lots       (estimated)   (estimated)       Lots      (estimated)     (estimated)      Total
                      --------     -----------   -----------     --------    -----------     -----------    ----------
Move-up ......           108           859            --            150           213            --           1,330
Entry-level ..            55            --            --            362            --            --             417
Age-restricted            --            --            --             --           900         2,000           2,900
                         -----       -----         -----          -----         -----         -----           -----
  Total ......           163           859            --            512         1,113         2,000           4,647
                         =====         =====       =====          =====         =====         =====           =====

(1) Excludes lots with finished homes or homes under construction.

REASONS FOR THE ACQUISITION

         We believe that Hancock complements our existing operations in Arizona and offers the following strategic and operating benefits:

         - Expand demographic reach and product offerings. The acquisition provides us with an operating platform to expand our operations in the move-up single-family housing markets, and to gain entry into the entry-level and affordable age-restricted adult markets in Arizona. Diversification of our demographic focus should also increase our resilience to economic downturns and other adverse conditions.

         - Acquire an additional revenue and cash flow stream. Hancock enjoys a reputation in the Phoenix homebuilding market for providing a well designed home at a good value. Hancock's revenues were $183.7 million for the year ended December 31, 2000 and $167.9 million for the twelve months ended March 31, 2001. Hancock achieved EBITDA of $16.9 million for the year ended December 31, 2000 and $15.9

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
            million for the twelve months ended March 31, 2001. Hancock management, like our management, has maintained a strong focus on earnings growth and conservative inventory management.

         - Acquire experienced management team. Hancock has an experienced management team with an average of 21 years of experience in the homebuilding industry for its top five managers. We anticipate that Hancock's management will work together with our managers to share expertise in our respective entry-level and move-up homebuilding operations, as well as Hancock's new affordable age-restricted adult community development operations.

TERMS OF THE ACQUISITION

         At closing, based on Hancock's March 31, 2001 balance sheet, we will make an estimated $67.8 million cash payment toward the purchase price, and we will assume approximately $12.3 million in various trade payables, accrued liabilities, customer deposits and a note. In addition, we will grant to Greg Hancock an earn-out payable over a three-year period to create an incentive for Mr. Hancock to remain with us during that period. The earn-out payment will equal 20% of the pre-tax net income of Hancock after a 10.5% charge on capital during that period. Concurrently with the closing, Mr. Hancock will sign an employment agreement, which includes a covenant not to compete.

         The acquisition agreement contains customary representations, warranties and covenants and consummation of the acquisition is subject to customary closing conditions. We may seek indemnification only up to $3 million, and then only for claims in excess of $100,000, in each case excluding claims with respect to retained liabilities and certain other matters.


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



ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)     FINANCIAL STATEMENTS OF BUSINESS TO BE ACQUIRED


                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Hancock Communities Limited Liability Company
HC Builders, Inc.
Phoenix, Arizona

    We have audited the accompanying combined balance sheet of Hancock Communities Limited Liability Company and HC Builders, Inc. (subsidiaries of American West Homes, Inc.) as of December 31, 2000, and the related combined statements of income, owners' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Hancock Communities Limited Liability Company and HC Builders, Inc. as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ MCGLADREY & PULLEN, LLP

Las Vegas, Nevada
March 29, 2001

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




                  HANCOCK COMMUNITIES LIMITED LIABILITY COMPANY
                                HC BUILDERS, INC.

                             COMBINED BALANCE SHEETS
                      March 31, 2001 and December 31, 2000

                                                               MARCH 31,        DECEMBER 31,
                                                                  2001               2000
                                                             ------------        ------------
                                                                 (UNAUDITED)
ASSETS
Cash and cash equivalents ............................       $  4,052,958        $  5,629,555
Receivables ..........................................            171,029             148,661
Inventories (Notes 2 and 4) ..........................         60,582,885          52,065,517
Property and equipment, net (Note 3) .................          1,357,799           1,108,649
Deposits on real estate ..............................          8,798,840           7,751,660
Deferred tax asset (Note 5) ..........................            864,900             478,000
Other assets .........................................            537,034             290,274
                                                             ------------        ------------
                                                             $ 76,365,445        $ 67,472,316
                                                             ============        ============
LIABILITIES AND OWNERS' EQUITY
Liabilities:
  Accounts payable ...................................       $  3,656,697        $  2,320,148
  Accrued interest to related parties (Note 4) .......          1,283,787             806,700
  Other accrued expenses .............................          2,810,760           4,308,053
  Due to Exeter Holding Company Limited Liability
    Company (Note 4) .................................          2,752,940           2,781,140
  Notes payable, related parties, unsecured (Note 4) .          1,890,000           1,890,000
  Notes payable to American West Homes, Inc. (Note 4)          36,056,967          28,718,741
  Income taxes payable ...............................            106,000             106,000
  Customer deposits ..................................          2,575,052           1,897,870
                                                             ------------        ------------
                                                               51,132,203          42,828,652
                                                             ------------        ------------

Commitments and Contingencies (Note 7)
Owners' Equity:
  Common stock, no par value; authorized 1,000,000
    shares; issued and outstanding 1,000 shares ......              1,000               1,000
  Less subscriptions for 1,000 shares ................             (1,000)             (1,000)
  Accumulated deficit ................................         (2,445,091)           (937,258)
  Members' equity ....................................         27,678,333          25,580,922
                                                             ------------        ------------
                                                               25,233,242          24,643,664
                                                             ------------        ------------
                                                             $ 76,365,445        $ 67,472,316
                                                             ============        ============

                   SEE NOTES TO COMBINED FINANCIAL STATEMENTS.


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



                  HANCOCK COMMUNITIES LIMITED LIABILITY COMPANY
                                HC BUILDERS, INC.

                         COMBINED STATEMENTS OF INCOME

       Three Months Ended March 31, 2001 and Year Ended December 31, 2000


                                                                 MARCH 31,         DECEMBER 31,
                                                                  2001                 2000
                                                              -------------        -------------
                                                                (UNAUDITED)
Sales of homes ........................................       $  18,481,092        $ 183,651,506
Cost of sales (Note 7) ................................          13,547,694          142,015,311
                                                              -------------        -------------
     GROSS PROFIT .....................................           4,933,398           41,636,195
                                                              -------------        -------------
Operating expenses:
  Marketing ...........................................           1,299,712            8,709,211
  Warranty ............................................             224,328            1,776,671
  Closing costs .......................................             617,866            7,855,059
  General and administrative (Note 7) .................           2,049,818           11,228,276
                                                              -------------        -------------
     TOTAL OPERATING EXPENSES .........................           4,191,724           29,569,217
                                                              -------------        -------------
     INCOME FROM OPERATIONS ...........................             741,674           12,066,978
                                                              -------------        -------------
Other income (expense):
  Interest income .....................................              25,600              323,747
  Interest expense (Notes 2 and 4) ....................            (284,510)            (620,791)
  Other (Note 7) ......................................              32,605              127,979
                                                              -------------        -------------
                                                                   (226,305)            (169,065)
     NET INCOME BEFORE INCOME TAX BENEFIT .............             515,369           11,897,913
Income tax benefit (Note 5) ...........................             386,900               44,000
                                                              -------------        -------------
     NET INCOME .......................................       $     902,269        $  11,941,913
                                                              =============        =============

                   SEE NOTES TO COMBINED FINANCIAL STATEMENTS.


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
                  HANCOCK COMMUNITIES LIMITED LIABILITY COMPANY
                                HC BUILDERS, INC.

                     COMBINED STATEMENTS OF OWNERS' EQUITY

       Three Months Ended March 31, 2001 and Year Ended December 31, 2000

                                           COMMON STOCK
                                           ------------
                                                                   SUBSCRIPTIONS      MEMBERS'     ACCUMULATED
                                       SHARES         AMOUNT        RECEIVABLE        EQUITY           DEFICIT           TOTAL
                                   ------------    ------------    ------------     ------------     ------------     ------------
Balance, December 31, 1999 ......         1,000    $      1,000    $     (1,000)    $ 14,782,001     $   (820,647)    $ 13,961,354
  Net income (loss) .............            --              --              --       12,058,524         (116,611)      11,941,913
  Deemed contribution for
     bonuses ....................            --              --              --        2,639,126               --        2,639,126
  Distributions .................            --              --              --       (3,898,729)              --       (3,898,729)
                                   ------------    ------------    ------------     ------------     ------------     ------------
Balance, December 31, 2000 ......         1,000           1,000          (1,000)      25,580,922         (937,258)      24,643,664
  Net income (loss) (unaudited) .            --              --              --        2,410,102       (1,507,833)         902,269
  Deemed contribution for bonuses
     (unaudited) ................            --              --              --          106,592               --          106,592
  Distributions (unaudited) .....            --              --              --         (419,283)              --         (419,283)
                                   ------------    ------------    ------------     ------------     ------------     ------------
Balance, March 31, 2001
  (unaudited) ...................         1,000    $      1,000    $     (1,000)    $ 27,678,333     $ (2,445,091)    $ 25,233,242
                                   ============    ============    ============     ============     ============     ============

                   SEE NOTES TO COMBINED FINANCIAL STATEMENTS.


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
                  HANCOCK COMMUNITIES LIMITED LIABILITY COMPANY
                                HC BUILDERS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

       Three Months Ended March 31, 2001 and Year Ended December 31, 2000

                                                             MARCH 31,      DECEMBER 31,
                                                                2001            2000
                                                          -------------     -------------
                                                           (UNAUDITED)
 Cash Flows from Operating Activities
  Cash received from customers .......................    $  19,135,907     $ 183,529,239
  Cash disbursed to subcontractors, suppliers and
     employees .......................................      (25,906,285)     (176,504,473)
  Interest received ..................................           25,600           323,747
  Interest paid, net of interest capitalized .........         (284,510)         (620,791)
  Other income received ..............................           32,605           127,979
                                                          -------------     -------------
       NET CASH (USED IN) PROVIDED BY OPERATING
        ACTIVITIES ...................................       (6,996,683)        6,855,701
                                                          -------------     -------------
Cash Flows from Investing Activities
  Purchase of property and equipment .................         (423,477)         (797,630)
  Increase in deposits on real estate ................       (1,047,180)       (1,239,160)
                                                          -------------     -------------
       NET CASH USED IN INVESTING ACTIVITIES .........       (1,470,657)       (2,036,790)
                                                          -------------     -------------
Cash Flows from Financing Activities
  Borrowings under notes payable .....................       17,054,976        99,161,893
  Repayments on notes payable ........................       (9,716,750)      (97,046,054)
  Borrowings from related parties ....................               --         2,290,000
  Payments on related party debt .....................               --          (400,000)
  Due to (from) parent company, net (payments)
    receipts .........................................          (28,200)          592,459
  Distributions ......................................         (419,283)       (3,898,729)
                                                          -------------     -------------
       NET CASH PROVIDED BY FINANCING ACTIVITIES .....        6,890,743           699,569
                                                          -------------     -------------
       NET (DECREASE) INCREASE IN CASH AND CASH
        EQUIVALENTS ..................................       (1,576,597)        5,518,480
Cash and Cash Equivalents, beginning .................        5,629,555           111,075
                                                          -------------     -------------
Cash and Cash Equivalents, ending ....................    $   4,052,958     $   5,629,555
                                                          =============     =============
Reconciliation of Net Income to Net Cash
  (Used in) Provided by Operating Activities:
  Net income .........................................    $     902,269     $  11,941,913
  Loss on abandonment of lease (Note 7) ..............               --           276,145
  Depreciation expense ...............................          174,327           577,067
  Bonuses recorded by parent .........................          106,592         2,639,126
  Changes in assets and liabilities:
     Increase (decrease) in receivables ..............          (22,368)          725,053
     (Increase) in inventories .......................       (8,517,368)       (9,685,465)
     (Increase) in other assets ......................         (246,760)          (97,615)
     (Increase) in deferred tax assets ...............         (386,900)         (150,000)
     Increase in accounts payable and accrued expenses          316,343         1,370,797
     Increase (decrease) in customer deposits ........          677,182          (847,320)
     Increase in taxes payable .......................               --           106,000
                                                          -------------     -------------
       NET CASH (USED IN) PROVIDED BY OPERATING
        ACTIVITIES ...................................    $  (6,996,683)    $   6,855,701
                                                          =============     =============
Supplemental Disclosure of Noncash Investing and
  Financing Activities Seller-financed purchase
  of inventory (Note 4) ..............................    $          --     $   2,290,000



                   SEE NOTES TO COMBINED FINANCIAL STATEMENTS.

                  HANCOCK COMMUNITIES LIMITED LIABILITY COMPANY
                                HC BUILDERS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

     Information with Respect to March 31, 2001 and the Three Months then Ended is Unaudited

Note 1.  Nature of Business and Summary of Significant Accounting Policies

    Hancock Communities Limited Liability Company and HC Builders, Inc. (the Companies) are primarily engaged in the development, construction and sale of single-family homes in Phoenix, Arizona. Segment information is not presented since all of the Companies' revenue is attributed to a single reportable segment.

    A summary of the Companies' significant accounting policies follows:

Basis of presentation

    The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

    In management's opinion, the accompanying financial statements reflect all material adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the results for the interim period presented. The results for the interim period are not necessarily indicative of the results which will be reported for the entire year.

Use of estimates in the preparation of financial statements

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, such as the allocation of lot development costs and warranty costs, and disclosures of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of combination

    The combined financial statements include HC Builders, Inc., a wholly owned subsidiary of Exeter Holding Company Limited Liability Company (Exeter) and Hancock Communities Limited Liability Company, a 99% owned subsidiary of Exeter, which is a 55% owned subsidiary of American West Homes, Inc. (American West).

    Hancock Communities Limited Liability Company (Hancock) makes distributions of cash to Exeter, a portion of which is then used to pay bonuses to certain key employees of Hancock.

Accordingly, bonuses of $106,592 and $2,639,126 have been recorded as general and administrative expense and as contributions from Exeter in the accompanying financial statements for the three months ended March 31, 2001 (unaudited) and the year ended December 31, 2000, respectively. In addition, Exeter owes approximately $7,500,000 to American West Homes, Inc. which is not reflected in these financial statements, but which may be satisfied only by distribution from the Companies.

    All material intercompany accounts and transactions are eliminated in combination.

Balance sheet preparation

    The operations of the Companies involve a variety of real estate transactions and it is not possible to precisely measure the operating cycle of the Companies. The combined balance sheets of the Companies have been prepared on an unclassified basis in accordance with real estate industry practice.

Cash and cash equivalents

    For purposes of the balance sheets and the statements of cash flows, the Companies consider all cash accounts, none of which are subject to withdrawal restrictions or penalties, commercial paper with original maturities less than 90 days and money market accounts to be cash equivalents. The Companies maintain cash balances in excess of insured amounts at financial institutions.

Inventories

    Inventories are carried at the lower of cost or fair value less estimated disposal costs. During the three months ended March 31, 2001 (unaudited) and the year ended December 31, 2000, no adjustments to reduce cost to fair value less estimated disposal costs were required. Inventory costs include preacquisition costs, property taxes, interest and insurance incurred during development and construction as well as direct and indirect project costs. Capitalized costs associated with an abandoned project are charged to expense when the project abandonment occurs. The Companies allocate land, land improvements, acquisition and carrying costs using the relative area method. Construction costs are generally allocated using the specific identification method. Capitalized model costs are maintained separately for each subdivision and are expensed on a per unit basis as closings occur.

Property and equipment

    Office equipment, furniture and leasehold improvements are stated at cost, net of depreciation and amortization. Depreciation is computed primarily on the straight-line method. Office equipment and furniture are primarily depreciated over 5 years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the asset or the term of the lease.

Advertising expense

    The Companies expense advertising as incurred. Advertising expense for the three months ended March 31, 2001 and the year ended December 31, 2000 was $484,301 (unaudited) and $1,583,451, respectively.

Revenue recognition

    Revenue from home and property sales is recognized when a closing occurs, which is when payment has been received and title, possession, and other attributes of ownership have been transferred to the buyer and the Companies are not obligated to perform significant activities after the sale. Payments received from customers prior to closing are recorded as deposits.

Income taxes

    Hancock, with the consent of its members, has elected to be taxed under sections of the federal tax law, which provide that, in lieu of corporation income taxes, the members separately account for the Company's items of income, deduction, losses, and credits. Therefore, these statements do not include any provision for corporation income taxes for Hancock. Also, no provision has been made for any amounts which may be advanced or paid as dividends to the members to assist in paying personal income taxes on the income of the Company. However, such distributions are likely in the future.

    Deferred taxes for HC Builders, Inc. are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Fair value of financial instruments

    The carrying amounts of financial instruments including cash and cash equivalents, receivables and accounts payable and accrued expenses approximate fair value because of their short maturity.

    The fair value of the related party notes payable and amounts due to Exeter Holding Company Limited Liability Company at March 31, 2001 (unaudited) and December 31, 2000 approximate their carrying values because of their short maturities.

Note 2. Inventories

    Inventories consisted of the following at:

                                             MARCH 31,      DECEMBER 31,
                                               2001             2000
                                            -----------     -----------
                                            (UNAUDITED)
        Land under development ........     $27,175,904     $22,267,562
        Finished lots .................       8,720,005      11,977,925
        Cost of construction and models      24,686,976      17,820,030
                                            -----------     -----------
                                            $60,582,885     $52,065,517
                                            ===========     ===========

    Interest capitalized and expensed is as follows:

                                              MARCH 31,       DECEMBER 31,
                                                2001             2000
                                             -----------      -----------
                                             (UNAUDITED)
      Capitalized interest, beginning ..     $   666,718      $   738,664
      Interest capitalized .............         758,362        3,762,167
      Amortization to cost of home sales        (416,182)      (3,834,113)
                                             -----------      -----------
      Capitalized interest, ending .....     $ 1,008,898      $   666,718
                                             ===========      ===========
      Total interest incurred ..........     $ 1,042,872      $ 4,382,958
      Interest capitalized .............        (758,362)      (3,762,167)
                                             -----------      -----------
      Interest expense .................     $   284,510      $   620,791
                                             ===========      ===========

Note 3. Property and Equipment

    Property and equipment consisted of the following at:


                                              MARCH 31,    DECEMBER 31,
                                                2001          2000
                                             ----------    -----------
                                             (UNAUDITED)
         Office equipment ..............     $1,929,380     $1,953,267
         Leasehold improvements ........        296,847             --
         Furniture and fixtures ........        331,407        287,626
                                             ----------     ----------
                                              2,557,634      2,240,893
         Less: accumulated depreciation       1,199,835      1,132,244
                                             ----------     ----------
                                             $1,357,799     $1,108,649
                                             ==========     ==========

Note 4. Transactions with Related Parties

Notes payable, related parties

    In September 2000, the Companies purchased land for $2,290,000 from parties related to the minority member of Hancock. The purchase was financed with a promissory note payable to the seller with a balance outstanding of $1,890,000 at March 31, 2001 (unaudited) and December 31, 2000. The note is due in annual installments of $400,000 plus interest at 9% with remaining balance due November 2003. The note is secured by land. Interest incurred in connection with this note was approximately $42,500 (unaudited) and $50,000 for the three months ended March 31, 2001 and the year ending December 31, 2000, respectively.

    The Companies have a demand note payable to American West with March 31, 2001 and December 31, 2000 balances of $31,168,470 (unaudited) and $24,581,130, respectively. The note bears interest at 11% and is secured by land under development and finished lots. The Companies also have unsecured notes payable to American West with a total outstanding balance at March 31, 2001 and December 31, 2000 of $4,888,497 (unaudited) and $4,137,611, respectively. These notes bear interest at 15%, and mature at various dates through October 2001. Interest incurred in connection with these notes was approximately $944,000 (unaudited) for the three months ended March 31, 2001 and $4,168,000 for the year ended December 31, 2000.

Due to Exeter

    The amount due to Exeter is unsecured, due on demand and bears interest at 8%. Interest for the three months ended March 31, 2001 and the year ended December 31, 2000 in connection with this obligation was $56,200 (unaudited) and $164,500, respectively.

Note 5. Income Taxes

    For the three months ended March 31, 2001 and the year ended December 31, 2000, HC Builders, Inc. had a net loss of $992,175 (unaudited) and $116,611, respectively.

    The income tax benefit recorded as a result of continuing operations of HC Builders, Inc. for the three months ended March 31, 2001 (unaudited) and the year ended December 31, 2000 was as follows:

                                           MARCH 31,     DECEMBER 31,
                                             2001           2000
                                           ---------     -----------
                                          (UNAUDITED)
            Current payable (benefit):
              U.S. Federal ...........     $      --      $  84,200
              State and local ........            --         21,800
                                           ---------      ---------
                                                  --        106,000
            Deferred:
              U.S. Federal ...........      (282,100)      (119,300)
              State and local ........      (104,800)       (30,700)
                                           ---------      ---------
                                            (386,900)      (150,000)
                                           ---------      ---------
                                           $(386,900)     $ (44,000)
                                           =========      =========

    Deferred tax assets consist of the following components at March 31, 2001 and December 31, 2000.

                                         MARCH 31,    DECEMBER 31,
                                           2001           2000
                                         --------     -----------
                                        (UNAUDITED)
                  Warranty reserve .     $353,900      $478,000
                  Loss carryforwards      511,000            --
                                         --------      --------
                                         $864,900      $478,000
                                         ========      ========

    Management believes it is more likely than not that future operating results will generate sufficient taxable income to realize the deferred tax assets.

    The provision for income taxes for the three months ended March 31, 2001 and the year ended December 31, 2000 differs from the amount obtained by applying the U.S. federal income tax rate to pretax income due to the following:

                                                  MARCH 31,      DECEMBER 31,
                                                    2001            2000
                                                  ---------      -----------
                                                 (UNAUDITED)
   Computed "expected" tax expense ..........     $ 180,400      $ 4,164,000
   Income of LLC not subject to corporate tax      (527,600)      (4,205,000)
   State taxes, net .........................       (51,600)          (6,100)
   Nondeductible expenses and other .........        11,900            3,100
                                                  ---------      -----------
   Income tax benefit .......................     $(386,900)     $   (44,000)
                                                  =========      ===========

Note 6. Employee Benefit Plan

    Hancock established a 401(k) Plan which covers all qualified employees. Participants may elect to defer from 1% to 15% of their annual compensation up to $10,500. Hancock, at its discretion, may make a matching contribution based on the participant's deferral in a percentage set by Hancock prior to the end of each plan year. There was no contribution for the three months ended March 31, 2001 (unaudited) and the year ended December 31, 2000.

Note 7. Commitments and Contingencies

    In the normal course of business, the Companies enter into options to purchase land for future developments and finished lots. At March 31, 2001 (unaudited) and December 31, 2000, the Companies have multiple outstanding options that expire at various dates through November 2002.

    The Companies are defendants in various lawsuits in the ordinary course of business including alleged construction defects. In the opinion of management, these matters are not expected to have a significant effect on the Companies' financial position or results of operations.

    HC Builders, Inc.'s federal income tax returns for the years ended December 31, 1998 and 1999 are currently being examined by the Internal Revenue Service. The results of this examination cannot be determined at this time, but are not expected to have a material affect on the Companies' financial statements.

    The Companies lease facilities under noncancelable agreements which expire through December 2006.

    During the year ended December 31, 2000 the Companies entered into a new facility lease agreement that is effective March 2001. The lease requires monthly lease payments of approximately $34,000 through February 2006. A $276,145 abandonment loss was recorded during the year ended December 31, 2000 representing the estimated cost of terminating the previous lease agreement.

    The minimum rental commitment as of December 31, 2000 is as follows:

                           2001 .....     $  811,346
                           2002 .....        552,245
                           2003 .....        454,459
                           2004 .....        455,697
                           2005 .....        456,935
                           Thereafter         76,190
                                          ----------
                                          $2,806,872
                                          ==========

    Total rent expense incurred during the three months ended March 31, 2001 and the year ended December 31, 2000 was $277,010 (unaudited) and $864,599, respectively.


(b)      PRO FORMA FINANCIAL STATEMENTS.

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

         The following unaudited pro forma combined financial statements give effect to the following transactions as if they were consummated as of March 31, 2001 with respect to the unaudited pro forma combined balance sheet and on January 1, 2000 with respect to the unaudited pro forma combined statements of income:

      - the acquisition of certain homebuilding and related assets of HC Builders, Inc., and Hancock Communities, L.L.C.;

      - the issuance of $150.0 million of notes for net offering proceeds of $145.5 million; and

      -  repayment of an aggregate of $77.7 million of outstanding indebtedness.

         The unaudited pro forma combined financial statements reflect the purchase method of accounting for the Hancock acquisition. The Hancock acquisition will be accounted for as a purchase. Under the purchase method of accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair value at the time of the acquisition. Income of the combined company will not include income or loss of Hancock prior to the acquisition. The unaudited pro forma combined financial statements reflect preliminary adjustments made to combine Hancock with Meritage using the purchase method of accounting. The actual adjustments will be made after the closing and may differ from those reflected in the unaudited pro forma combined financial statements; however, we do not currently have reason to believe that they will materially differ from the final purchase price allocation. The unaudited pro forma combined financial statements are based upon available information and assumptions that we believe are reasonable.

         EBITDA represents earnings before interest expense, interest amortized to cost of sales, income taxes, depreciation and amortization. EBITDA is presented here because it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies necessarily calculate EBITDA in an identical manner and, therefore, is not necessarily an accurate means of comparison between companies. EBITDA is not intended to represent cash flows for the period or funds available for management's discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

         EBITDA margin is calculated by dividing EBITDA by total sales revenue.

         In addition, "interest incurred" is the amount of interest paid and accrued (whether expensed or capitalized) during the period presented, including debt-related fees and amortization of deferred financing costs.

         The unaudited pro forma combined financial statements are for informational purposes only and are not necessarily indicative of the results of our future operations or the actual results that would have been achieved had the Hancock acquisition and related transactions been consummated during the periods indicated. You should read the unaudited pro forma combined financial statements in conjunction with the consolidated historical financial statements of:

         (i) Meritage, included in its Amended Annual Report on Form 10-K for the year ended December 31, 2000 and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and

         (ii) the acquired Hancock entities, which are included in this Current Report.

                              MERITAGE CORPORATION
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                at March 31, 2001
                             (dollars in thousands)

                                         Historical
                                  -----------------------      Total         Offering       Acquisition        Pro
                                   Meritage      Hancock     Historical    Adjustments      Adjustments       Forma
                                  ---------     ---------    ----------    -----------     -------------    --------
ASSETS
  Cash and cash equivalents .     $   6,359     $   4,053    $  10,412     $ 67,846(a)     $ (71,899)(d)    $  6,359
  Real estate under
    development .............       233,446        60,583      294,029                        (3,409)(e)     290,620
  Deposits on real estate
    under option or contract         28,776         8,799       37,575                                        37,575
  Other receivables .........         2,673           171        2,844                                         2,844
  Deferred tax assets .......           526           865        1,391                        (1,066)(e)         325
  Goodwill ..................        17,408            --       17,408                        11,000 (e)      28,408
  Property and equipment, net         5,016         1,357        6,373                                         6,373
  Other assets ..............         1,244           537        1,781        4,202(b)                         5,983
                                  ---------     ---------    ---------     --------        ---------        --------
     Total assets ...........     $ 295,448     $  76,365    $ 371,813     $ 72,048        $ (65,374)       $378,487
                                  =========     =========    =========     ========        =========        ========
LIABILITIES
  Accounts payable and
    accrued expenses ........     $  36,692     $   7,857    $  44,549     $    817 (c)    $  (1,331)(e)    $ 44,035
  Home sale deposits ........        13,121         2,575       15,696                                        15,696
  Notes offered hereby ......                                               150,000 (a)                      150,000
  Notes payable:
     Revolving credit
       facilities ...........        98,911        36,057      134,968      (62,654)(a)      (36,057)(e)      36,257
     Existing senior notes ..        15,000            --       15,000      (15,000)(a)                           --
     Other debt .............         3,017         4,643        7,660                        (2,753)(e)       4,907
                                  ---------     ---------    ---------     --------        ---------        --------
     Total liabilities ......       166,741        51,132      217,873       73,163          (40,141)        250,895
                                  ---------     ---------    ---------     --------        ---------        --------
STOCKHOLDERS' EQUITY
  Common stock ..............            59                         59                                            59
  Additional paid-in capital        102,745                    102,745                                       102,745
  Retained earnings .........        36,919        25,233       62,152       (1,115)(c)      (25,233)(f)      35,804
  Treasury stock ............       (11,016)                   (11,016)                                      (11,016)
                                  ---------     ---------    ---------     --------        ---------        --------
     Total stockholders'
       equity ...............       128,707        25,233      153,940       (1,115)         (25,233)        127,592
                                  ---------     ---------    ---------     --------        ---------        --------
     Total liabilities and
       stockholders' equity .     $ 295,448     $  76,365    $ 371,813     $ 72,048        $ (65,374)       $378,487
                                  =========     =========    =========     ========        =========        ========


                              MERITAGE CORPORATION
               NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             (dollars in thousands)

    The Unaudited Pro Forma Combined Balance Sheet reflects the transactions as if they had occurred on March 31, 2001.

          (a) Reflects the issuance of the notes and application of proceeds therefrom:

               Issuance of the notes.....................   $ 150,000
               Expenses for the issuance of the notes....      (4,500)
               Payoff of existing senior notes...........     (15,000)
               Paydown of other Meritage debt............     (62,654)
                                                            ---------
               Net cash proceeds.........................   $  67,846
                                                            =========

    In the normal course of business we repay our credit facilities when we have excess cash available. Certain covenants existing under our credit facilities and loan agreements will require that a portion of the cash proceeds from this offering be used to repay certain outstanding borrowings. In addition, we intend to repay certain outstanding borrowings over and above these required payment amounts because if we do not otherwise make such additional payments, a violation of certain debt covenants under our credit facilities would occur.


          (b)  Reflects the following:

               Expenses for issuance of the notes...................              $   4,500
               Write-off of deferred bond costs relating
                to existing senior notes to be retired..............                   (298)
                                                                                  ---------
                                                                                  $   4,202
                                                                                  =========

          (c)  Reflects the following:

               Write-off of deferred bond costs relating
                to existing senior notes to be retired..............              $    (298)
               Prepayment premium of existing senior notes to
                be retired..........................................                 (1,500)
               Tax benefit from the above...........................                    683
                                                                                  ---------
                                                                                  $  (1,115)
                                                                                  =========

          (d)  Reflects the following:

               Hancock purchase price...............................              $ (67,846)
               Hancock cash excluded from purchase price............                 (4,053)
                                                                                  ---------
                                                                                    (71,899)
                                                                                  =========

          (e) The acquisition will be accounted for as a purchase in accordance with Accounting
                 Principles Board Opinion No. 16 "Business
                 Combinations." The purchase price is being allocated first to the tangible and identifiable intangible assets and liabilities based upon preliminary estimates of their fair market value, with the remainder allocated to goodwill:

               Payment to Hancock...................................              $  67,846

               Book value of net assets acquired....................  $ (25,233)
               Net assets/liabilities of Hancock excluded or
                 eliminated at acquisition:

               Revolving credit facilities..........................    (36,057)
               Other debt...........................................     (2,753)
               Income tax payable...................................       (106)
               Cash.................................................      4,053
               Accrued interest payable.............................     (1,225)
               Deferred tax assets..................................      1,066
               Real estate under development to be sold or land
                 banked prior to close..............................  $   7,009
                                                                      ---------

               Adjusted book value of net assets acquired...........                (53,246)
                                                                                  ---------
               Increase in basis....................................              $  14,600
                                                                                  =========
               Allocation of increase in basis:
               Goodwill.............................................              $  11,000
               Increase in fair value of inventory..................                  3,600
                                                                                  ---------
                                                                                  $  14,600
                                                                                  =========

               Adjustment to real estate under development:
               Decrease in real estate under development to be
                sold or land banked prior to close..................               $ (7,009)
               Increase in fair value of inventory..................                  3,600
                                                                                  ---------
                                                                                  $  (3,409)
                                                                                  =========
          (f)  Reflects the elimination of Hancock equity balances
                 pursuant to purchase accounting

                              MERITAGE CORPORATION

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                          Year Ended December 31, 2000
                  (dollars in thousands, except per share data)

                                                Historical
                                         -------------------------       Total         Pro Forma
                                          Meritage       Hancock       Historical     Adjustments    Pro Forma
                                         ----------     ----------     ----------     -----------    ---------

Total sales revenue ................     $ 520,467      $ 183,651      $ 704,118                     $ 704,118
Total cost of sales ................      (415,649)      (142,015)      (557,664)     $  (1,300)(a)   (558,964)
                                         ---------      ---------      ---------      ---------      ---------
  Gross profit .....................       104,818         41,636        146,454         (1,300)       145,154
Selling, general and administrative
  expenses .........................       (48,056)       (29,738)       (77,794)         2,225 (b)    (75,569)
                                         ---------      ---------      ---------      ---------      ---------
  Earnings before income taxes .....        56,762         11,898         68,660            925         69,585
Income taxes .......................       (21,000)            44        (20,956)        (5,176)(c)    (26,132)
                                         ---------      ---------      ---------      ---------      ---------
  Net earnings .....................     $  35,762      $  11,942      $  47,704      $  (4,251)     $  43,453
                                         =========      =========      =========      =========      =========
Pro forma basic earnings per share .                                                                 $    8.40(d)
                                                                                                     =========
Pro forma diluted earnings per share                                                                 $    7.60(d)
                                                                                                     =========
Other pro forma combined financial data:
  EBITDA............................                                                                 $  88,917
                                                                                                     =========
  EBITDA margin.....................                                                                     12.63%
                                                                                                     =========
  Interest amortized to cost of sales
    and interest expense...............                                                              $  14,305
                                                                                                     =========
  Depreciation and amortization.....                                                                 $   5,027
                                                                                                     =========

                              MERITAGE CORPORATION

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                     Three Month Period Ended March 31, 2001
                  (dollars in thousands, except per share data)

                                                   Historical
                                           ------------------------       Total        Pro Forma
                                            Meritage       Hancock      Historical    Adjustments      Pro Forma
                                           ----------     ---------     ----------    -----------      ---------
Total sales revenue ....................   $ 116,706      $ 18,481      $ 135,187                      $ 135,187
Total cost of sales ....................     (93,110)      (13,548)      (106,658)     $    (236)(a)    (106,894)
                                           ---------      --------      ---------      ---------       ---------
  Gross profit .........................      23,596         4,933         28,529           (236)         28,293
Selling, general and administrative
  expenses .............................     (11,415)       (4,418)       (15,833)           133 (b)     (15,700)
                                           ---------      --------      ---------      ---------       ---------
  Earnings before income taxes .........      12,181           515         12,696           (103)         12,593
Income taxes ...........................      (4,792)          387         (4,405)          (609)(c)      (5,014)
                                           ---------      --------      ---------      ---------       ---------
  Net earnings .........................   $   7,389      $    902      $   8,291      $    (712)      $   7,579
                                           =========      ========      =========      =========       =========
Pro forma basic earnings per share .....                                                               $    1.48(d)
                                                                                                       =========
Pro forma diluted earnings per share ...                                                               $    1.31(d)
                                                                                                       =========
Other pro forma combined financial data:
  EBITDA................................                                                               $  16,403
                                                                                                       =========
  EBITDA margin.........................                                                                   12.13%
                                                                                                       =========
  Interest amortized to cost of sales
    and interest expense................                                                               $   2,610
                                                                                                       =========
  Depreciation and amortization.........                                                               $   1,200
                                                                                                       =========

                              MERITAGE CORPORATION

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                    Twelve Month Period Ended March 31, 2001
                  (dollars in thousands, except per share data)

                                                    Historical
                                             -------------------------       Total         Pro Forma
                                              Meritage       Hancock       Historical     Adjustments       Pro Forma
                                             ----------     ----------     ----------     -----------       ---------
Total sales revenue ....................     $ 544,763      $ 167,903      $ 712,666                        $ 712,666
Total cost of sales ....................      (433,122)      (128,482)      (561,604)     $  (1,307)(a)      (562,911)
                                             ---------      ---------      ---------      ---------         ---------
  Gross profit .........................       111,641         39,421        151,062         (1,307)          149,755
Selling, general and administrative
  expenses .............................       (50,221)       (28,450)       (78,671)         2,378 (b)       (76,293)
                                             ---------      ---------      ---------      ---------         ---------
  Earnings before income taxes .........        61,420         10,971         72,391          1,071            73,462
Income taxes ...........................       (23,040)           257        (22,783)        (5,093)(c)       (27,876)
                                             ---------      ---------      ---------      ---------         ---------
  Net earnings .........................     $  38,380      $  11,228      $  49,608      $  (4,022)        $  45,586
                                             =========      =========      =========      =========         =========
Pro forma basic earnings per share .....                                                                    $    8.89(d)
                                                                                                            =========
Pro forma diluted earnings per share ...                                                                    $    7.99(d)
                                                                                                            =========
Other pro forma combined financial data:
  EBITDA................................                                                                    $  92,999
                                                                                                            =========
  EBITDA margin.........................                                                                        13.05%
                                                                                                            =========
  Interest amortized to cost of sales
    and interest expense................                                                                    $  14,396
                                                                                                            =========
  Depreciation and amortization.........                                                                    $   5,141
                                                                                                            =========
  Interest incurred.....................                                                                    $  16,995
                                                                                                            =========
  Ratio of EBITDA to interest incurred .                                                                        5.47x
                                                                                                            =========
  Ratio of total debt to EBITDA ........                                                                        2.06x
                                                                                                            =========
  Ratio of net debt to EBITDA ..........                                                                        1.99x
                                                                                                            =========

                              MERITAGE CORPORATION

          NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF EARNINGS
                             (dollars in thousands)

    The Unaudited Pro Forma Combined Statements of Earnings for the twelve month periods ended December 31, 2000 and March 31, 2001 and for the three month period ended March 31, 2001 reflect the transactions as if they had occurred on January 1, 2000.

                                                            Year Ended      Three Months    Twelve Months
                                                           December 31,         Ended           Ended
                                                               2000        March 31, 2001   March 31, 2001
                                                           ------------    --------------   --------------
          (a)  Reflects the following:
               Incremental amortization of capitalized
               interest -- Meritage......................    $  (917)          $(196)          $  (957)
               Incremental amortization of capitalized
               interest -- Hancock.......................       (383)            (40)             (350)
                                                             -------           -----           -------
                                                             $(1,300)          $(236)          $(1,307)
                                                             =======           =====           =======
          (b)  Reflects the following:
               Reversal of distributions treated as
               bonuses paid to key employees of Hancock
               that will not be paid after acquisition...    $ 2,639           $ 107           $ 2,639
               Reversal of interest expense on retired
               debt -- Meritage..........................          8               1                 7
               Reversal of interest expense on retired
               debt -- Hancock...........................        621             285               775
               Reversal of amortization of bond costs
               relating to existing senior notes to be
               retired...................................         90              23                90
               Amortization of goodwill on purchase of
               Hancock...................................       (683)           (171)             (683)
               Amortization of financing costs relating
               to the issuance of the notes..............       (450)           (112)             (450)
                                                             -------           -----           -------
                                                             $ 2,225           $ 133           $ 2,378
                                                             =======           =====           =======
          (c)  Reflects the following:
               Net additional income tax provision as a
               result of the above adjustments at an
               effective tax rate of 38%.................    $  (611)          $ (26)          $  (667)
               Effect of applying Meritage's effective
               tax rate of 38% on Hancock's earnings.....     (4,565)           (583)           (4,426)
                                                             -------           -----           -------
                                                             $(5,176)          $(609)          $(5,093)
                                                             =======           =====           =======

(d) Assumes utilization of weighted average basic and diluted shares as reported in Meritage Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, Form 10-Q for the quarter ended March 31, 2001 and 5,130,000 and 5,704,000 weighted average basic and diluted shares, respectively, for the twelve months ended March 31, 2001.

(c)  Exhibits.


Exhibit No.    Description
-----------    -----------

     2.1 Master Transaction Agreement (with exhibits), dated May 7, 2001, by and among Meritage Corporation, Hancock-MTH Builders, Inc.,
               Hancock-MTH Communities, Inc., HC Builders, Inc. and Hancock
               Communities, L.L.C.

     23.1      Consent of McGladrey & Pullen, LLP

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          MERITAGE CORPORATION


Date: May 9, 2001                         /s/  Larry W. Seay
                                          -----------------------------------
                                          Larry W. Seay
                                          Vice President of Finance and
                                          Chief Financial Officer

                                  EXHIBIT INDEX


Exhibit No.    Description
-----------    -----------

     2.1 Master Transaction Agreement (with exhibits), dated May 7, 2001, by and among Meritage Corporation, Hancock-MTH Builders, Inc.,
               Hancock-MTH Communities, Inc., HC Builders, Inc. and Hancock
               Communities, L.L.C.

     23.1      Consent of McGladrey & Pullen, LLP